PRESS RELEASE DATED JUNE 24, 1999

FOR IMMEDIATE RELEASE

SITI-SITES. COM

Contact For Media and Investors:        Jon M. Gerber, Executive Vice-President
                                        Siti-Sites. com
                                        Tel. (914) 251-1800


SPECTRUM/SITI-SITES.COM   ANNOUNCES   ACQUISITION   OF  NEW  MP3   MUSIC   SITE:
WWW.TROPIA.COM

New York, N.Y., June 24, 1999/PRNewswire/--Spectrum Information Technologies, Inc., doing business as Siti-Sites.com (OTC BB: SITI). Chairman/CEO Lawrence Powers reported today that Siti-Sites.com was acquiring tropia, a new cutting-edge music web site. The recently launched site, www.tropia.com, distributes carefully selected indie music to a global audience and features free MP3 music downloads, a 24-hour RealRadio station, band and music information, and an on-line store selling CDs, videos and other merchandise.

tropia means "positive change", which is what the digital revolution is all about. For the first time in history, artists can make their music directly available to a global audience. It is no coincidence that "MP3" is the most searched term on the net (according to searchterms.com).

tropia is geared towards the college market. There are over 3,000 colleges in the US with 15 million students who are typically heavy web users. These avid music fans have broadband access which enables them to download songs rapidly and view TV quality video. Currently the tropia catalogue includes over 60 artists and several indie record labels, with new ones being added rapidly as they are evaluated by the tropia staff (in order to create the most entertaining experience for users, tropia does not accept all submissions).

Immediate post-launch plans include expanding the music catalogue, developing strategic marketing partnerships and incorporating state-of-the- art multi-media. Additionally, tropia is building the data infrastructure to provide artists with access to the new global marketing/distribution system through simple and highly effective information management techniques. Ultimately, tropia plans to be a destination entertainment network for the college audience that will expand internationally through strategic foreign alliances.

tropia  was  created  by  Red  Hat  Productions,  and  by a  talented  web  site

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development  team of two 23 year old  Columbia  University  graduates  with wide experience in Internet technology and college media. Red Hat is an award-winning L.A. and N.Y. based indie film company that produced the cult hit, SEX, DRUGS & DEMOCRACY, ("Enthralling... a seductive argument" -- Roger Ebert). The web developers worked on sites prepared for major firms such as Viacom, Gateway, and the Museum of Modern Art. Red Hat is jointly owned by Jonathan Blank and Barclay Powers. Red Hat's financial partner has been Lawrence Powers (the Powers are also the largest stockholders in Siti, and Jonathan Blank is also a Siti shareholder).

Under the terms of the acquisition agreement, Siti valued the tropia project, including its functioning web site, at 500,000 shares, but Siti will deliver a net of 317,000 shares in the transaction, because Barclay and Lawrence Powers waived any participation. The shares being issued will be divided among Red Hat shareholder Jonathan Blank, CEO of tropia, and the two site developer/owners, Ari Blank and Arjun Nayyar. Half of the shares are being delivered at closing, and the rest are deliverable in one year, if operations are successful. The 183,000 shares which were waived will remain under Siti's control as a future reserve for tropia managers, to attract additional technology, creative and marketing personnel, build the tropia business for Siti. tropia now becomes a wholly-owned subsidiary of Siti, and Siti has agreed to contribute capital to tropia for its continued development.

This press release contains statements that are "forward looking", including those concerning tropia's business direction. There can be no assurance that management can implement successfully their Internet marketing strategy, and there are many risks, including the ability to attract artists and managerial/technical staff, future capital needs for promotion and expansion of the tropia business, and competition with other web site developers in the same segment of the Internet music market.




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